Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated September 28, 2009, with respect to the consolidated financial statements and schedule (which report expressed an unqualified opinion and contains and explanatory paragraph relating to the adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Tax Provisions, in 2008) included in the Annual Report of Lannett Company, Inc. and Subsidiaries on Form 10-K for the year ended June 30, 2009. We hereby consent to the incorporation by reference of said report in the Registration Statements of Lannett Company, Inc. and Subsidiaries on Form S-3 (File No. 33-115746, effective May 21, 2004) and on Forms S-8 (File No. 33-103235, effective February 14, 2003, File No. 103236, effective 14, 2003, and File No. 33-14710, effective November 15, 2007).

/s/ Grant Thornton LLP

Philadelphia, Pennsylvania
September 28, 2009